SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
ABBOTT LABORATORIES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ABBOTT
Supplement to the Proxy Statement Dated March 12, 2002

March 27, 2002

Dear Shareholder:

        The Board of Directors of Abbott Laboratories voted to replace Arthur Andersen LLP as Abbott's independent public auditors. The decision to replace Andersen was made after careful consideration by Abbott's Audit Committee, Board of Directors and management, as new developments regarding Andersen emerged. Under the direction of the Audit Committee, the process of selecting a new auditor is now underway.

        The decision to change auditors, and the developments leading to it, came after Abbott's 2002 proxy statement was filed with the Securities and Exchange Commission and mailed to shareholders on March 12, 2002. The Board of Directors has removed Item 2, Ratification of Arthur Andersen, from the agenda for the Annual Meeting of Shareholders. Because the ratification of Andersen is no longer on the agenda for the Annual Meeting, votes cast on that matter will not be tabulated.

        Shareholders are urged to vote their shares on the two items that remain on the agenda. The Board of Directors recommends that you vote "FOR" Item 1, Election of 14 Directors and "AGAINST" Item 3, Shareholder Proposal—HIV/AIDS-TB-Malaria.

        If you have already voted, you do not need to vote again. Most of Abbott's shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return the proxy card included with the proxy materials that were mailed to shareholders earlier this month. Abbott does not intend to distribute new proxy cards. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

Sincerely,

Jose M. de Lasa
Senior Vice President, Secretary
and General Counsel

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